Exhibit 99.1

TurboChef Reports Results for Q1 2005; Strong Sales as Commercial
Customer Base Continues to Widen

Company on Track with Residential Oven Initiative; Announces Appointment of President of Residential Division

Board Authorizes $10 Million Stock Repurchase

TurboChef Applies for NASDAQ Trading

Atlanta, Georgia, May 4, 2005 - TurboChef Technologies, Inc. (AMEX: TCF) today reported financial results for the three months ended March 31, 2005, and announced the appointment of Joe McGrain, an experienced residential cooking appliance executive as president of the Company’s residential oven division and Board authorization of stock repurchases of up to $10 million.

Highlights - First Quarter 2005:

•
Total revenue for the quarter of $20.4 million included approximately $2.4 million in revenue from oven sales to customers other than Subway, a substantial increase (202%) compared with the fourth quarter of 2004, demonstrating significant expansion of the commercial customer base beyond the Subway system which the Company expects to continue throughout 2005. The Company continues to be in active discussions with an increasing number of potential new commercial customers regarding the Company’s three speed cook products.

•
Net income for the quarter of $1.5 million; fully diluted earnings per share for the quarter of $.05. These results include significant expenditures for product design and market research in support of the planned launch of a residential oven in early 2006 as well as continuing significant expenditures to adjudicate certain previously disclosed legal issues.

•
As has been the case for the Company’s results for the last half of 2004; comparative results for the first quarter of revenue, net income and earnings per share with the comparable 2004 period are not particularly meaningful. The substantial increase in total revenue as compared with 2004 is largely due to sales of the Company’s Tornado model oven to Subway franchise restaurants in a continuation of the system-wide roll-out under terms of the relationship commenced in March 2004. Although the North American roll-out is now largely completed, the Subway relationship should continue to be a meaningful contributor to future revenues as the Company continues delivery of ovens to international Subway locations and provides ovens to new Subway restaurants opened as part of the system’s continued expansion and as existing restaurants assess their needs for additional ovens.

Financial Review

For the three months ended March 31, 2005, total revenue was $20.4 million compared with $946,000 in the year ago quarter. As a percentage of product sales, cost of product sales for the first quarter was 63.3% as compared with 63.7% for the fourth quarter of 2004. The positive improvement in cost of product sales statistics reflect the lessening impact on sales mix of the volume pricing associated with Subway sales. The improved cost of product sales has also been achieved in the face of continuing price pressures on certain materials and component parts, principally stainless steel.

Compared with the fourth quarter of 2004, research and development expenses increased $663,000 including approximately $500,000 invested in product design and associated market research in conjunction with the Company’s residential oven initiative.

Selling, general and administrative expenses for the quarter included incremental legal fees of approximately $500,000 associated primarily with the adjudication of certain legal matters which are scheduled to be presented to a panel of arbitrators in June. At the conclusion of the arbitration, the Company anticipates a significant abatement in legal costs.

Net income was $1.5 million or $0.05 per diluted share for the first quarter. The net results for the three months ended March 31, 2005 reflect no provision for income taxes due to the utilization of the Company’s net operating loss carryforwards.

Residential Oven Initiative

The Company continues to be on track to introduce its residential ovens in early 2006 and is pleased to announce that Joe McGrain, the former president of Wolf Range and Gaggenau USA, is joining the Company as president of TurboChef’s residential oven division. Mr. McGrain brings extensive experience in product development, sales and marketing in the residential cooking appliance industry. At Wolf, he helped build and eventually sell its Wolf Gourmet residential division to the Sub Zero Freezer Company. Earlier he developed the U.S. market for Gaggenau, a Bosch Siemens Group subsidiary distributing high quality European residential cooking equipment. Mr. McGrain will apply his experience and expertise to help TurboChef develop its residential product distribution in major retail markets.

Stock Buyback Authorization

The Company also announced its Board of Directors has authorized the Company to repurchase TurboChef shares on a discretionary basis. The authorization allows the repurchase of the Company’s outstanding common stock during the period ending December 31, 2005 up to an aggregate value of $10 million.

Richard Perlman, Chairman, said, “We feel we have made a good start on the 2005 year and are very excited about the number of production, marketing and sales initiatives we are pursuing regarding our three different speed cook ovens. We have positioned 2005 as an important year for TurboChef as we move forward with these initiatives. We think we have a strong product portfolio and are well-positioned to respond to the markets’ growing interest in speed cook technologies. The repurchase authorization is a reflection of the Company’s confidence in its future, and the Board feels strongly that TurboChef stock in its current trading range represents an attractive value based on the Company’s future growth prospects.”

Nasdaq Stock Market Listing

The Company has applied for listing on The Nasdaq National Market. Subject to listing approval, the Company anticipates trading on the Nasdaq stock market under the symbol “OVEN” before the third quarter.

Forward-Looking Statements

Certain statements in this release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, guidance, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: the uncertainty of market acceptance and demand for the Company’s products, the ability to obtain additional financing necessary to continue or expand operations, the uncertainty of consumer acceptance of new products or technologies that may be offered by TurboChef, the dependence on a limited number of customers, relationships with and dependence on third-party equipment manufacturers and suppliers, impact of competitive products and pricing and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “looking forward,” “believe,” “expect,” “likely,” “should” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statement was made. TurboChef Technologies, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of future events, new information or otherwise.

About TurboChef

TurboChef Technologies, Inc. is a leading provider of equipment, technology and services focused on the high-speed preparation of food products for the worldwide commercial primary cooking equipment market and is developing equipment for residential markets through the application of its high-speed cooking technologies. TurboChef’s user-friendly speed cook ovens employ proprietary combinations of heating technologies to cook a variety of food products at faster speeds than, and to quality standards that it believes are comparable or superior to, that of conventional heating methods. The address of TurboChef’s principal executive offices is Six Concourse Parkway, Suite 1900, Atlanta, GA 30328. Visit TurboChef at www.turbochef.com .

TurboChef will be hosting a conference call to discuss its results on Thursday, May 5, 2005 at 8:30 a.m. EDT. To monitor the conference call, please dial 706-634-4985 or access the audio feed through a webcast link on our website at www.turbochef.com. A replay will be available two hours after the call for 24 hours. Call 1-800-642-1687 (conference I.D. 4524194). A replay of the conference call also will be available through our website.

For more information, contact:

James A. Cochran
Chief Financial Officer
TurboChef Technologies, Inc.
Six Concourse Parkway
Suite 1900
Atlanta, Georgia 30328
(678) 987-1700

TURBOCHEF TECHNOLOGIES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended March 31,
	2005	2004

Revenues:
Product sales	$19,720	$946
Royalties and services	683	-
Total revenues	20,403	946

Costs and expenses:
Cost of product sales	12,491	447
Research and development expenses	1,049	311
Selling, general and administrative expenses	5,083	2,128
Depreciation and amortization	501	37
Total costs and expenses	19,124	2,923

Operating income (loss)	1,279	(1,977)

Other income:
Interest income	263	35
Other (expense) income	(21)	(4)
	242	31

Income (loss) before provision for income taxes	1,521	(1,946)

Provision for income taxes	-	-

Net income (loss)	$1,521	$(1,946)

Per share data:

Basic:
Net income (loss)	0.06	$(0.23)

Weighted average number of common shares outstanding - basic	26,589,785	8,615,656

Diluted:
Net income (loss)	0.05	$(0.23)

Weighted average number of common shares outstanding - diluted	28,989,040	8,615,656

TURBOCHEF TECHNOLOGIES, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	March 31,	December 31,
	2005	2004

Assets:

Current assets:

Cash and cash equivalents	$65,863	$12,942
Restricted cash	2,811	3,196
Accounts receivable, net of allowance of $181 and $197, respectively	8,409	9,542
Other receivables, net	1,601	43
Inventory	9,186	8,155
Prepaid expenses	653	426

Total current assets	88,523	34,304

Property and equipment, net	3,605	2,678

Developed technology, net	7,375	7,577
Goodwill	5,912	5,808
Other assets	405	389

Total assets	$105,820	$50,756

Liabilities and Stockholders’ Equity:

Current liabilities:
Accounts payable	$7,255	$8,401
Other payables	1,445	1,445
Accrued expenses	2,777	3,135
Deferred revenue	369	1,338
Accrued warranty	2,818	2,586

Total current liabilities	14,664	16,905

Other liabilities	73	72

Total liabilities	14,737	16,977

Commitments and contingencies

Stockholders’ equity:

Preferred membership units exchangeable for TurboChef common stock	972	6,351
Common stock, $.01 par value, authorized 100,000,000 shares, issued 28,082,248 and 24,313,158 shares at March 31, 2005 and
December 31, 2004, respectively	281	243
Additional paid-in capital	140,586	79,508
Accumulated deficit	(50,756)	(52,277)
Notes receivable for stock issuances	-	(46)

Total stockholders’ equity	91,083	33,779

Total liabilities and stockholders’ equity	$105,820	$50,756

TURBOCHEF TECHNOLOGIES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Three Months Ended March 31,
	2005	2004

Cash flows from operating activities:
Net income (loss)	$1,521	$(1,946)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	501	37
Amortization of deferred loan costs	16	-
Non-cash compensation expense	19	31
Provision for doubtful accounts	38	-
Other	-	(3)
Changes in operating assets and liabilities, net of effects of acquisition:
Restricted cash	385	-
Accounts receivable	1,161	(255)
Inventories	(1,160)	(1,083)
Prepaid expenses and other assets	(1,786)	3
Accounts payable	(1,146)	817
Accrued expenses and warranty	(126)	264
Deferred revenue	(968)	(27)

Net cash used in operating activities	(1,545)	(2,162)

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(170)	-
Property and equipment expenditures	(1,091)	(1,393)
Other	119	-

Net cash used in investing activities	(1,142)	(1,393)

Cash flows from financing activities:
Issuance of common stock, net	54,840	-
Proceeds from the exercise of stock options and warrants	880	638
Payment of deferred loan costs	(156)	-
Proceeds from notes receivable for stock issuances	46	-
Payment of note payable	-	(380)
Other	(2)	-

Net cash provided by financing activities	55,608	258

Net change in cash and cash equivalents	52,921	(3,297)
Cash and cash equivalents at beginning of period	12,942	8,890
Cash and cash equivalents at end of period	$65,863	$5,593

NON CASH INVESTING AND FINANCING ACTIVITIES:

Noncash financing activity - conversion of Enersyst preferred membership units	$5,379	$-